SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549

                             FORM 8-K


                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)November 12, 2002



                      THE YORK WATER COMPANY
      (Exact name of Registrant as specified in its Charter)



Pennsylvania                       0-690               23-1242500
(State or other jurisdiction   (Commission       (I.R.S. Employer
 of incorporation)             File Number)   Identification No.)



130 East Market Street, York, Pennsylvania                  17401
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number including Area Code    717-845-3601




  (Former name or former address, if changed since last report.)


                      THE YORK WATER COMPANY
                             FORM 8-K
ITEM 5.  OTHER EVENTS

                        YORK WATER COMPANY
               REPORTS REDUCED NINE MONTH EARNINGS

     York, Pennsylvania, November 12, 2002:  The York Water
Company's (Nasdaq: YORW) President, William T. Morris, announced today the Company's financial results for the third quarter and the first nine months of 2002.

     President Morris reported that quarterly operating revenues of $5,276,000 increased 3.2% over the third quarter of 2001, and that quarterly net income of $1,116,000 decreased 18.2% compared to the third quarter of 2001. Quarterly operating revenues also increased 8.2% over second quarter 2002, while quarterly net income increased 21.1% compared to second quarter 2002. President Morris also reported that the first nine months' operating revenues of $14,832,000 increased 3.2% over the first nine months of 2001, and that net income of $2,912,000 decreased 3.7% compared to the first nine months of 2001. The decrease in net income for both periods is attributable to the drought, to abnormal favorable realty and depreciation adjustments in 2001, and to increased pension expenses.

     During the first nine months of 2002 the Company spent over $4.9 million on construction projects, primarily on its water distribution system to expand its service territory.

                                  Period Ended September 30
                                 In 000's (except per share)
                                    Quarter         Nine Months
                                 2002     2001     2002     2001

Water Operating
 Revenues                       $5,276  $5,110  $14,832  $14,369
Net Income                      $1,116  $1,364  $ 2,912  $ 3,023
Average Number of Common Shares
 Outstanding                     6,324   6,106    6,324    6,106
Basic Earnings Per Common Share  $0.18   $0.23    $0.46    $0.50
Dividends Paid Per Common Share  $0.13   $0.13    $0.39    $0.38

Because of the continuing drought emergency and conservation efforts on the part of customers, the Company anticipates that revenue and net income for the fourth quarter 2002 will be lower than the fourth quarter 2001. Annual net income for 2002 will be lower than in 2001.

     This press release contains forward-looking statements which management believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties which are difficult to predict and many of which are beyond the Company's control. Among them are adverse weather conditions, regulatory policies, interest rates, general economic conditions within the Company's service territory and other factors generally beyond the Company's control. The Company undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today's date.


                            SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                      The York Water Company
                                             (Registrant)


Dated:  November 12, 2002         By: /s/ Jeffrey S. Osman
                                     (Jeffrey S. Osman)
                                      Vice President-Finance